CONTACTS:
Thomas Stienessen, President
Northern Star Financial, Inc.
(507) 387-2265

FOR IMMEDIATE RELEASE
June 28, 2000

         Northern Star Financial, Inc. and First Federal Holding Company of Morris, Inc. Terminate Merger Agreement


Northern Star Financial, Inc., Mankato (OTC Bulletin Board) ("NSBK") ("Northern Star") and First Federal Holding Company of Morris, Inc. announced that they have terminated their plans to merge. The Federal Reserve Board announced on June 26, 2000 that it has denied Northern Star's application to merge with First Federal.

         Tom Stienessen stated "We are very disappointed that the Federal Reserve Board did not approve our application and that we were not able to consummate our merger with First Federal. The Board of Directors of Northern Star met today to consider the action taken by the Federal Reserve Board and to evaluate and refocus our strategic plan to grow. It was noted that since the date Northern Star filed its application to the Federal Reserve Board, Northern Star's operating subsidiary, Northern Star Bank, had grown its asset base to approximately $23 million dollars and Northern Star Bank is now operating profitability while loan quality remained exceptionally strong. At the conclusion of its meeting, the Board reaffirmed its intention to continue to seek prudent ways of growing Northern Star including branching and acquisitions as well as through internal growth. In connection with our objective to grow, we have decided to extend the offering period of our current public offering of common stock to September 24, 2000."

         Northern Star Financial, Inc., which is a holding company of Northern Star Bank, is engaged in commercial and consumer banking, and other related areas of commerce.

         Northern Star Financial, Inc. Common Stock is quoted on the OTC Bulletin Board under the symbol "NSKB."